EXHIBIT 99.1

                       [General Employment letterhead]

   FOR IMMEDIATE RELEASE:                                 July 1, 2009
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   COMPANY:  General Employment Enterprises, Inc.

   CONTACT:  Ronald E. Heineman
             Chief Executive Officer and President
             Phone: (630) 954-0416
             E-mail: invest@genp.com


                        GENERAL EMPLOYMENT COMPLETES
                         SALE OF SHARES TO PSQ, LLC
                         --------------------------

        OAKBROOK TERRACE, IL -- General Employment Enterprises, Inc. (NYSE Amex: JOB) announced today the closing of the issuance by General Employment and the purchase by PSQ of 7,700,000 shares of General Employment's Common Stock at a purchase price of $0.25 per share for a total purchase price of $1,925,000 (the "Share Purchase") pursuant to the securities purchase and tender offer agreement previously entered into between General Employment and PSQ, LLC.

        In addition to the closing of the Share Purchase, (1) Sheldon Brottman, Edward Hunter, Thomas Kosnik and Kent Yauch have resigned from General Employment's Board of Directors, and their vacancies have been filled with the appointments of Stephen Pence, Charles (Chuck) W.B. Wardell III and Jerry Lancaster to the Board, (2) Herbert F. Imhoff, Jr. has resigned as Chief Executive Officer and President of General Employment and has resigned his office as Chairman of the Board of Directors (but will remain as a member of the Board), and has also terminated his employment agreement with General Employment and entered into a consulting agreement with General Employment, (3) Ronald E. Heineman has been appointed to serve as Chief Executive Officer and President of General Employment, and (4) Stephen Pence has been appointed to serve as Chairman of the Board of Directors of General Employment.

        Prairie Capital Advisors, Inc. acted as financial advisor and Schiff Hardin LLP acted as legal counsel to General Employment. The Law Office of Gregory Bartko, LLC of Atlanta, Georgia acted as legal counsel to PSQ.

   ABOUT GENERAL EMPLOYMENT

        General Employment provides professional staffing services, and specializes in information technology, accounting and engineering placements.